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                                                                    EXHIBIT 23.2




                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-75781) and the related Joint Proxy Statement / Prospectus of El Paso Energy Corporation for the registration of common stock to be issued pursuant to the proposed merger of El Paso Energy Corporation with Sonat Inc. and to the incorporation by reference therein of our report dated January 19, 1999, with respect to the consolidated financial statements and schedule of Sonat Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998 filed with the Securities and Exchange Commission.

                                                  /s/ ERNST & YOUNG LLP
                                                  ERNST & YOUNG LLP

Birmingham, Alabama
April 28, 1999